Exhibit 99.1

March 4, 2020
Source: https://qsenery.com/updates

LATEST UPDATES AND INFORMATION

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March 4, 2020: Over the past few weeks, we have been working to resolve a continuing electrical issue with our AOT demonstration equipment. Although we have made progress and believe this technical issue can be resolved, the system continues to be non-operational under normal pipeline operating conditions.

As reported in previous updates, the AOT system has experienced shutdowns during the commissioning process. In December 2019, after installing a modified grid pack and new high-capacity power supply, the system shut down presenting with an electrical short which was determined to be due to damage to the system’s internal grid pack likely incurred during installation. After repairing and re-installing the modified grid pack in January 2020, the system shut down again during commissioning presenting with error conditions similar to the December 2019 failure. At that time, based on external inspections and on-site testing, our engineers suspected the grid pack had again been damaged during re-installation and that such suspected damage was the most likely cause of the electrical short circuit. As reported in our January 24, 2020 web page update, it was determined at that time the best course of action would be to remove the modified grid pack and re-install the original grid pack which had previously been installed multiple times without sustaining damage, and perform a detailed inspection of the modified grid pack in an effort to determine the cause of the electrical short circuit.

Executing this plan, our team removed the modified grid pack and re-installed the original grid pack assembly in the AOT. After removal, our engineers performed a detailed inspection of the modified grid pack. Inconsistent with our expectations, no damage to the modified grid pack was found during this inspection, leaving the cause of the most recent electrical short circuit undiagnosed.

Over the past few weeks, we have tested and attempted to operate the AOT under a variety of conditions. We have been able to bring the system up to high voltage under static “shut-in” conditions; however, the system continues to shut down due to an electrical short circuit when operated under pressure. In simple terms, this means we can flood the system with crude oil, shut-in the system by closing the intake and outtake valves isolating the system from the pipeline’s operating pressure, and power up the system in excess of 10,000 volts. Once the valves are opened and the system is subjected to the pipeline’s operating pressure, the system develops an electrical short circuit and shuts down.

As the presence of high pressure appears to trigger the short circuit, it is unlikely the fault is in the grid pack assembly as this component is fully submerged in crude oil and is generally subjected to equal pressure on all components. The electrical short is more likely developing in the electrical connection assembly built into the flange at the top of the pressure vessel, which is subjected to high pressure under normal operating conditions. Unfortunately, this electrical connection assembly cannot be inspected without destroying the assembly itself. Instead, our engineers have developed a plan to replace the installed electrical connection assembly with an assembly from inventory which we plan to rebuild prior to installation.

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As part of an ongoing reliability-engineering effort, our engineers had been working on incremental modifications to improve electrical isolation within the electrical connection assembly. These previously developed plans have allowed us to move quickly with vendors and present an expedited plan to the pipeline operator. We are in the process of finalizing the timelines and budget for this plan based on vendor backlog for each of the tasks. Based on current estimates, this process may take approximately six weeks. This schedule may vary depending on vendor backlogs and other factors which may be out of our control.

Our engineers have presented our plan to rebuild and the electrical connection assembly to pipeline management. Pipeline management has expressed frustration and concern over the continued delays and current status of the demonstration project. Last week, our CEO, Jason Lane, met with pipeline management to express our total commitment to this project and discuss plans, schedules and next steps. We heard back from pipeline management this week requesting confirmation of timelines and budget to ensure all parties are clear on plans to move forward.

The Company’s ability to continue operations at the demonstration site is dependent upon continued support of pipeline management and our ability to fund continued operations. We can provide no assurances pipeline management will continue to support ongoing work at the demonstration site, or that our plan to rebuild and test the electrical connection assembly will be successful. Because of our inability to fully diagnose the cause of our current electrical problems, we can provide no assurances that we will not face other operational issues after completing a full diagnosis and evaluation of our technology. As disclosed in our SEC filings, we have not yet been able to generate revenue from operations, and Company expenses to date have been funded through the sale of shares of common stock and convertible debt, as well as proceeds from the exercise of stock purchase warrants and options. We will need to raise substantial additional capital through 2020, and beyond, to fund continued work at the demonstration site along with Company operating and capital expenses. We can provide no assurances that additional capital will be available to us, or if it is, that such additional capital will be offered at acceptable terms.

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